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                                                             EXHIBIT 99.CODE ETH

                                                                    CONFIDENTIAL

                    GMAM ABSOLUTE RETURN STRATEGIES FUND, LLC

                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                          PRINCIPAL FINANCIAL OFFICERS

                                REVISED MAY 2010

                     I. COVERED OFFICERS/PURPOSE OF THE CODE

      This Code of Ethics For Principal Executive and Principal Financial Officers (the "Officer's Code") of GMAM Absolute Return Strategies Fund, LLC (the "Fund") (1) applies to the Fund's Principal Executive Officer and Principal Financial Officer (the "Covered Officers," each of whom is set forth in Exhibit
A). The purpose of this Officer's Code is to promote:

      - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      - full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Fund;

      - compliance with applicable laws and governmental rules and regulations;

      - the prompt internal reporting of violations of this Officer's Code to an appropriate person or persons as identified herein; and

      -     accountability for adherence to this Officer's Code.

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(1)   In accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Investment Company Act"), the Board of Managers of the Fund (the "Fund Board") has adopted the Code of Ethics for Registered
      Investment Companies (RICs) Managed by General Motors Investment
      Management Corporation (GMIMCo), dated June 1, 2006 (as hereafter amended, the "Fund Code"). This Officer's Code is being adopted by the Fund Board in connection with requirements relating to Section 406 of the Sarbanes-Oxley Act and related rules and forms applicable to registered investment companies, and except as specifically set forth herein its adoption does not amend, rescind or otherwise affect in any way the operation, coverage or effectiveness of the Fund Code.

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                  II. COVERED OFFICERS SHOULD HANDLE ETHICALLY
                      ACTUAL AND APPARENT CONFLICTS OF INTEREST

      OVERVIEW. Each Covered Officer must adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. A "conflict of interest" may occur when a Covered Officer's private interest interferes with the interests of, or his service to, the Fund. The following list provides examples of such conflicts of interest, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer must not be placed improperly before the interest of the Fund.

      Each Covered Officer must:

      - not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

      - not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Fund; and

      - not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

      Certain conflicts of interest may arise out of the relationship between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" (as defined in the Investment Company Act) of the Fund. This Officer's Code does not, and is not intended to, repeat or replace other compliance programs and procedures of the Fund, General Motors Investment Management Corporation ("GMIMCo"), the Fund's investment adviser, or General Motors Company ("GM"), the ultimate parent company of GMIMCo, relating to such provisions, and such conflicts fall outside of the parameters of this Officer's Code.

      Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from or as a result of (i) the contractual relationship between the Fund and GMIMCo, with respect to which the Covered Officers are also officers, or (ii) the fact that certain GMIMCo benefit plan clients with respect to which GMIMCo is a plan fiduciary are, and are expected to continue to be,

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                                                                    CONFIDENTIAL

significant investors in the Fund. As a result, this Officer's Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for GMIMCo, or for both), be involved in establishing policies and implementing decisions that may have different effects on GMIMCo, the Fund and/or such other GMIMCo clients. If performed in conformity with the provisions of the Investment Company Act, the Investment Advisers Act and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), such activities will be deemed to have been handled ethically. In addition, it is recognized by the Fund Board that Covered Officers from time to time also may be officers or employees of one or more other investment companies covered by this or other codes, and of affiliates of GMIMCo.

                         III. DISCLOSURE AND COMPLIANCE

      - Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Fund;

      - each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, material facts about the Fund to others, whether within or outside the Fund, including to the Fund Board members and the Fund's auditors, and to governmental regulators and self-regulatory organizations;

      - each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Fund and GMIMCo with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

      - it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

                        IV. REPORTING AND ACCOUNTABILITY

      Each Covered Officer must:

      - upon adoption of this Officer's Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Fund Board that he or she has received, read, and understands this Officer's Code;

      - annually thereafter affirm to the Fund Board that he or she has complied with the requirements of this Officer's Code;

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      -     not retaliate against any other Covered Officer or any employee of the Fund or GMIMCo or their "affiliated persons" (as defined in the Investment Company Act) for reports of potential violations that are made in good faith; and

      - notify the Fund's Chief Compliance Officer promptly if he or she becomes aware of any violation of this Officer's Code. Failure to do so is itself a violation of this Officer's Code.

      The Fund's Chief Compliance Officer with the concurrence of GMIMCo's General Counsel has the authority to interpret this Officer's Code in any particular situation. However, any approvals or waivers (including implicit waivers)(2) sought by a Covered Officer must be considered (and, if deemed appropriate, granted) by the Fund's Audit Committee.

      The Fund will follow these procedures in investigating and enforcing this Officer's Code:

      - the Fund's Chief Compliance Officer will investigate any potential violations reported to him or her;

      - if, after such investigation, the Fund's Chief Compliance Officer believes it unlikely that any material violation has occurred, then he or she is not required to take any further action;

      - if, after such investigation, the Fund's Chief Compliance Officer believes it likely that a material violation has occurred, then such person will report such matter to the Fund's Audit Committee;

      - if the Fund's Audit Committee determines that a material violation has occurred, it will inform and make a recommendation to the Fund Board, which will consider (with any Covered Officer who is also a Fund Board member only taking part in such consideration if he or she is not a subject of the report of the Fund's Chief Compliance Officer) appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of GMIMCo or its board; or a recommendation to dismiss the Covered Officer from his Covered Officer position; and

      - any changes to or waivers of this Officer's Code will, to the extent required, be disclosed as provided by SEC rules.

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(2)   Item 2 of Form N-CSR defines "waiver" as "the approval by the registrant of a material departure from a provision of the code of ethics" and "implicit waiver" as "the registrant's failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer" of the registrant.

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                                                                    CONFIDENTIAL

                        V. OTHER POLICIES AND PROCEDURES

      This Officer's Code shall be the sole code of ethics adopted by the Fund for purposes of compliance with Section 406 of the Sarbanes-Oxley Act and related rules and forms applicable to registered investment companies. Insofar as other policies or procedures of the Fund (including, without limitation, the Fund Code), GM, GMIMCo (including, without limitation, GMIMCo's Code of Ethics dated January 4, 2005 and effective January 7, 2005 (as thereafter amended, the "GMIMCo Code")) or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Officer's Code in their capacities as Covered Officers (and not in any other capacity), they are solely to that extent superseded by this Officer's Code to the extent that they overlap or conflict with the provisions of this Officer's Code. The Fund Code, the GMIMCo Code and such policies and procedures of GM contain requirements applying to the activities of a person who may from time to time act in multiple capacities, only one of which is as a Covered Officer, and are not part of this Officer's Code.

                                 VI. AMENDMENTS

      Any amendments to this Officer's Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Fund Board, including a majority of Fund Board members who are not "interested persons" of the Fund, as defined in the Investment Company Act.

                                VII. INTERNAL USE

      This Officer's Code is intended solely for internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion. This Officer's Code is not intended to confer upon any person or entity other than the Fund any rights or remedies.

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                                                                    CONFIDENTIAL

EXHIBIT A

Persons Covered by this Officer's Code

Walter G. Borst -- Principal Executive Officer

Richard T. Mangino -- Principal Financial Officer

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